Exhibit 99.2
News Release

Weatherford Names New Chief Financial Officer
Appoints New Chief Operating Officer as Current Operating Officer Retires

GENEVA, Switzerland, November 4, 2013 – Weatherford International Ltd. (NYSE / Euronext Paris / SIX: WFT) announces the appointment of Mr. Krishna Shivram as Executive Vice President and Chief Financial Officer, and the promotion of Mr. Dharmesh Mehta to Executive Vice President and Chief Operating Officer, effective November 6, 2013.

Krishna Shivram, age 51, brings more than 25 years of financial and operational management experience in the oilfield service industry, working for Schlumberger Ltd in a variety of roles across the globe. Mr. Shivram, a Chartered Accountant, has extensive proven execution capabilities in financial accounting, income tax and treasury along with a strong background in corporate finance, mergers and acquisitions as well as planning and analysis. Previously, he served as Vice President and Treasurer of Schlumberger Ltd. Mr. Shivram will report directly to Mr. Bernard J. Duroc-Danner, Chairman, President, and Chief Executive Officer.

Dharmesh Mehta, age 47, has been named Executive Vice President and Chief Operating Officer. His background in all aspects of Production Optimization and Artificial Lift has helped build Weatherford's integrated Production portfolio over the last decade. In addition, his recent financial and administrative leadership in multifunctional areas, serving as Executive Vice President and Chief Administrative Officer, has enabled Weatherford to move forward towards a position of disciplined capital efficiency. Mr. Mehta's appointment comes as Weatherford's current Chief Operating Officer, Mr. Peter T. Fontana, age 66, retires from Weatherford, effective December 13, 2013.

"Peter has been a true leader and trusted colleague whose considerable experience and sound management direction has been essential in building a strong operational foundation and a well-functioning operational team that will continue to help guide Weatherford into its next chapter. We are grateful and appreciative for all of Peter's valuable contributions over the years" said Mr. Duroc-Danner.

About Weatherford

Weatherford is one of the largest multinational oilfield service companies. Weatherford's product and service portfolio spans the lifecycle of the well, and includes formation evaluation, well construction, completion and production. The Company provides innovative solutions, technology and services to the oil and gas industry, and operates in over 100 countries employing more than 65,000 people worldwide.

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Contact:	Karen David-Green	+1.713.836.7430
Vice President – Investor Relations

	Wuen Fung Hor	+1.713.863.6303
Director – Corporate Marketing and Communications